UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

(Rule 12g-3(a))

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2013

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	96-0002144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box BW Hagatna, Guam	96910
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers

Employment Agreement of Chair of the Board and Chief Executive Officer.

On May 1, 2013, Lourdes A. Leon Guerrero, the Chair of the Board and Chief Executive Officer of BankGuam Holding Company (the “Company”), entered into an Employment Agreement with the Company’s sole subsidiary, Bank of Guam (the “Bank”), to act as the President and Chief Executive Officer of the Bank, effective January 1, 2013 to expire December 31, 2017. The Board of Directors of the Bank at their meeting of April 22, 2013 approved Lourdes A. Leon Guerrero’s Employment Agreement. The Employment Agreement provides for, among other things, the payment of an annual base salary of $300,000, with annual CPI adjustments. The Employment Agreement provides for an incentive bonus equal to 2% of the net profits after taxes of the Bank or $200,000 whichever is less, payable in capital stock of the Bank or in cash or a combination thereof. The incentive bonus shall be reduced by 5% to 100% if the Bank does not meet certain objectives, which are set forth in the Employment Agreement, as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Lourdes A. Leon Guerrero also receives certain personal benefits which include (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, (c) certain memberships and personal benefits, and (d) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon disability, Lourdes A. Leon Guerrero would receive her base salary adjusted for CPI increases, together with all incentive bonuses, for the remainder of the term of her Employment Agreement. The Employment Agreement also provides for the executive to receive her incentive bonus in the form of Tandem Phantom Stock Units/Stock Options rather than cash, a life insurance, at the Bank’s sole expense and cost, in the sum of $500,000, a Survivor Income Plan with a death benefit of $1,060,606 and a Supplemental Executive Retirement Plan (“SERP”) which pays out for a period of 15 years the amount of $150,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 1, 2013, the Company held its 2013 Annual Meeting of Stockholders (the “Annual Meeting”). As of the record date for the Annual Meeting, there were 8,782,861 shares entitled to vote on all matters presented to the Company’s stockholders at the Annual Meeting. Votes representing approximately 67.42% of the Company’s common stock were present in person or represented by proxy at the Annual Meeting. The following are the voting results of each matter submitted to the Company’s stockholders at the Annual Meeting.

Proposal No. 1: Election of Directors

The stockholders elected each of the four (4) following Class II Directors to hold office for a term of three years:

Nominee	For	Withheld	Broker Non-Votes
Patricia P. Ada	5,909,421	5,148	203,782
Frances L.G. Borja	5,907,333	7,236	203,782
Dr. Ralph G. Sablan	5,908,701	5,868	203,782
Roger P. Crouthamel	5,907,845	6,724	203,782

Proposal No. 2: Ratification Of Selection Of Independent Registered Public Accounting Firm

The stockholders ratified the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 with 5,749,797 shares voting in favor, 28,488 shares against, and 136,284 shares abstaining.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Exhibit

5.02	Employment Agreement dated May 1, 2013 between Bank and Lourdes A. Leon Guerrero.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKGUAM HOLDING COMPANY

Date: May 2, 2013	By:	/s/ WILLIAM D. LEON GUERRERO
William D. Leon Guerrero, Executive Vice President and Chief Operating Officer

EXHIBIT LIST

Exhibit No.	Description of Exhibit
5.02	Employment Agreement dated May 1, 2013 between Bank and Lourdes A. Leon Guerrero.